Exhibit (h)(2)

AMENDED AND RESTATED EXHIBIT A

to the

Mutual Fund Services Agreement

List of Portfolios

API Efficient Frontier Growth Fund

API Efficient Frontier Capital Income Fund

API Efficient Frontier Multiple Index Fund

API Efficient Frontier Income Fund

API Efficient Frontier Value Fund

API Master Allocation Fund

Amended and Restated February 27, 2009.